Exhibit J(i)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated February 28, 2008 on the financial statements and financial highlights of the Diamond Hill Funds, in Post-Effective Amendment Number 26 to the Registration Statement (Form N-1A, No. 333-22075), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cincinnati, Ohio
April 28, 2008